ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2010 Results

(April 13, 2010)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2010 of $1,468,000, a $387,000, or 35.8% increase, over the $1,081,000 earned during the first quarter of 2009.  Earnings per share for the first quarter of 2010 were $0.52 compared to $0.38 for the same period in 2009.

The first quarter 2010 net income was significantly impacted by a higher provision for loan losses.  Through March 31, 2010, the Corporation recorded $450,000 of provision expense compared to $150,000 for the same period in 2009, a $300,000 increase. The higher provision was a response to increased charged-off loans at the end of 2009, as well as an increase in the amount of classified loans.  As a result of the higher provision, the allowance as a percentage of loans increased from 1.04% as of March 31, 2009, to 1.42% as of March 31, 2010.

The Corporation’s core earnings or net interest income (NII) of $5,343,000 for the first quarter of 2010 was an increase of $211,000, or 4.1%, over the same period last year. The improvement in NII was primarily generated by $377,000 of savings on deposit costs, a 16.4% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in the first quarter 2010, compared to the first quarter 2009.  Conversely, the lower rates, especially a lower Prime rate, decreased total interest income by $252,000, or 3.0%.  Interest income on the Corporation’s securities declined $175,000, or 6.5%, while interest and fee income on loans declined $71,000, or 1.3%.  The majority of security reinvestment has been occurring at lower rates due to the historically low interest rate environment. The refinancing or conversion opportunities on the Corporation’s loans continue to decline, as most borrowers with the ability to refinance or convert to variable rate loans have already done so.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $70,000, or 4.9%, for the quarter ending March 31, 2010, compared to the same period of 2009.  A number of areas experienced increases, which were partially offset due to two decreases in non-interest income.   Trust and investment income increased $70,000, or 32.3%, the result of increased activity and higher market valuations.  Check card commissions increased $38,000, or 14.4%, a direct result of higher card usage.  Miscellaneous income grew due to $23,000 of sales tax refunds and a $30,000 reduction to the Bank’s off-balance sheet credit provision.  These increases in non-interest income were partially offset by decreases in service fees and income generated by bank-owned life insurance (BOLI).  Service fee income declined $37,000, or 7.8%, primarily as a result of fewer overdraft fees and a reduced level of loan-related fees caused by a slow-down in mortgage refinancing.  BOLI income declined $10,000, or 6.5%, due to higher insurance costs and lower dividend earnings on an element of the Corporation’s BOLI policies.

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ENB FINANCIAL CORP

For the first quarter of 2010, the gain on the sale of securities increased by $91,000 compared to the first quarter of 2009.  Gains on the sale of mortgages decreased by $52,000 compared to the first quarter of 2009.  Elevated mortgage origination activity in 2009 resulted in higher gains on the sale of mortgages, but refinance activity has slowed down significantly in 2010 due to the historically low-rate environment that existed throughout the prior year.

Total operating expenses for the first quarter of 2010 decreased $582,000, or 10.7%, from the first quarter of 2009.  Salary and benefit expenses decreased $172,000, due to $100,000, or 26.9% savings on medical insurance premiums caused by a change in insurance carrier, and a $61,000, or 3.0%, decline in salaries related to the Corporation’s workforce realignment completed in early 2009.  FDIC insurance expenses were $249,000 lower in the first quarter of 2010 due to the accrual for the FDIC special one-time assessment in 2009.  Outside services through March 31, 2010, were $132,000 lower than the same period in 2009 due to contractual costs for the business improvement consulting engagement recorded in the first quarter of 2009.

The Corporation’s annualized return on average assets (ROA) for the first quarter of 2010 was 0.81%, compared with 0.64% for the first quarter of 2009.  For the first three months of 2010, the Corporation’s annualized return on average stockholders’ equity (ROE) was 8.52%, compared to 6.42% for the same period of 2009.

As of March 31, 2010, the Corporation had total assets of $747.5 million, up 6.7%; total deposits of $591.1 million, up 10.5%; and total loans of $436.5 million, up 6.2%, from the balances as of March 31, 2009.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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